Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-187713, 333-159755, 333-135072, 333-199875, 333-211857, and 333-258657 on Form S-8 of Eagle Bancorp, Inc. of our report dated March 09, 2026 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

    /s/ Crowe LLP

Franklin, Tennessee.
March 09, 2026